Exhibit 99.2

USANA Health Sciences, Inc.

Q1 2016 Management Commentary, Results and Outlook

  First quarter net sales increased 9.6% to $240.4 million, up 16.1% based on constant currency
  First quarter EPS increased 18.0% to $1.77
  Number of active Associates increased 16.2% to 437,000
  Company reiterates 2016 outlook

May 4, 2016

Overview

The first quarter of 2016 was a good start to an exciting year for USANA.  We generated record net sales for the quarter, notwithstanding continued pressure from a stronger U.S. dollar as well as a tough prior year comparable. We also ended the quarter with a record number of Associates and Preferred Customers.

Customer growth continues to be our primary objective as we focus on introducing our products to more individuals and families around the world with the goal of improving overall health and nutrition.  Our consistent sales and customer growth is a reflection of the continued demand for USANA’s high-quality products and business opportunity. During the quarter, we continued to execute the next phase of our personalization strategy, which is centered on new product and technology launches.  We carried out the first phase of these product launches last week at our annual Asia Pacific Convention where we introduced our “MySmartTMFoods” product line to thousands of Associates and customers in attendance in Singapore.  MySmartTMFoods are science-based, healthy nutrition shakes, bars, boosters and flavor optimizers that provide our customers with customized healthy food options.  These products will be launched in the U.S. and Canadian markets during May and many of our other markets will launch these products at different times throughout the remainder of 2016.  This launch will be followed by another significant product line launch later in the year.  We believe the products and technology we have planned for introduction during 2016 will further enhance our already successful approach to personalization, which has been, and continues to be a key differentiating strategy for USANA.

We also continued to execute our strategy in China during the quarter, which includes finalizing our new manufacturing facility and shifting production to this facility later this year.  We are on schedule with the facility and are prepared with sufficient inventory and headcount to make the transition in the coming months.  To manage inventory and help ensure a smooth transition, we did not offer any sales incentives or promotions in China during the quarter.  This created a tough year-over-year comparable for us in China, due to the significant incentive we offered in market during the first quarter of 2015.  Compounding the tough year-over-year comparable was an estimated $12 million in incremental sales ahead of a price increase in China during the first quarter of 2015.  Despite these headwinds, we generated solid sales and customer growth in China during the first quarter of 2016 and are confident that China will continue to drive our growth during the year. Although we did not offer incentives and promotions in China, we continued to offer small, market-specific promotions to other regions during the quarter, which contributed to our growth.

Q1 2016 Results

For the first quarter of 2016, net sales increased by 9.6% on a year-over-year basis to $240.4 million.  Fluctuations in currency exchange rates negatively impacted net sales by $14.2 million. On a constant currency basis, net sales increased by 16.1% year-over-year as a result of strong sales growth in most of our markets.

Sales growth was driven by a 16.2% increase in the number of active Associates and a 9.3% increase in the number of active Preferred Customers.  Our Asia Pacific region generated the majority of our Associate growth, where the number of Associates increased 20.0% year-over-year.  While Greater China was the largest contributor with 21.9% Associate growth, our Southeast Asia Pacific and North Asia regions each generated double-digit Associate growth.  Our North America and Europe region also generated 3.5% Associate growth and 4.8% Preferred Customer growth for the quarter.

Net earnings for the first quarter of 2016 increased by 13.3% to $22.3 million year-over-year.  The increase in net earnings was driven by higher net sales, lower relative Associate Incentives expense, and a lower effective tax rate, which were partially offset by higher selling, general and administrative expense as well as modestly lower gross margins.  Associate Incentives expense declined by 150 basis points and was the result of the previously noted incentive that the Company offered during the first quarter of 2015 but did not offer again this year. A 190 basis point decrease in the effective tax rate can be attributed to the Company’s early adoption of Accounting Standards Update (ASU) 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting. As a result of adopting this standard, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a lower effective tax rate for the current-year quarter.  Under this standard, excess tax benefits are recognized on the income statement, where previously it was recorded within equity on the balance sheet.  Going forward, the adoption of this standard will introduce an increased level of volatility in our net earnings.  While the adoption of this standard increased net earnings by approximately $300,000 for the quarter, the resulting higher diluted share count fully offset this increase and earnings per share remained unaffected.

Earnings per diluted share for the first quarter increased 18.0% to $1.77.  This increase in earnings per share is the result of higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases over the last six months.  A stronger U.S. dollar negatively impacted earnings per share by an estimated $0.30 during the current year quarter.  Excluding the currency impact, earnings per share would have increased an estimated 38% year-over-year.

Weighted average diluted shares outstanding were 12.6 million at the end of the first quarter of 2016, compared to 13.1 million in the prior-year period.  During the first quarter of 2016, the Company repurchased 553,082 shares of common stock for a total investment of $64.6 million.

The Company ended the first quarter with $150.5 million in cash and cash equivalents.  As of April 2, 2016, there was $35.4 million remaining under the current share repurchase authorization and a balance of $66 million on the company’s line of credit.

Regional and Financial Results

Asia Pacific Region | Q1 2016 Net Sales of $176.4 million; 73.4% of Consolidated Net Sales

Net sales in Asia Pacific increased 13.2% year-over-year.  The number of active Associates in the region increased 20.0% year-over-year and 4.5% sequentially.  This performance was the result of double-digit growth in our active Associates in each of the Greater China, Southeast Asia Pacific, and North Asia regions.  Net sales in Asia Pacific as a whole were negatively impacted by $10.3 million due to a stronger U.S. dollar.  Excluding the impact of currency, net sales in Asia Pacific would have increased approximately 19.8% for the quarter.

Greater China.  Net sales in Greater China increased 15.5% year-over-year, but increased 20.8% on a constant currency basis.  Currency fluctuations reduced net sales by $5.3 million in this region. Mainland China continued to drive our growth here, where local currency sales increased 25.8% year-over year and the number of active Associates increased 23.6%.

Southeast Asia Pacific.  Net sales in the Southeast Asia Pacific region increased 7.8% year-over-year, but increased 16.9% on a constant currency basis.  A stronger U.S. dollar negatively impacted net sales by $4.1 million in this region. During the quarter, we saw solid local currency sales growth in most of the markets within this region, including our newest market, Indonesia.

North Asia.  Net sales in North Asia increased 14.4% year-over-year, but increased 23.2% on a constant currency basis.  Sales growth was driven by 25.0% Associate growth in the region.  South Korea continued to drive our growth in this region, where the number of Associates increased 30.0% and local currency sales increased 26.6% year-over-year.

Americas and Europe Region | Q1 2016 Net Sales of $64.0 million; 26.6% of Consolidated Net Sales

In the Americas and Europe region, net sales increased modestly, but increased 7.1% on a constant currency basis.  In absolute terms, a stronger U.S. dollar had the effect of reducing net sales in the region by $4.0 million.  Canada and Mexico generated year-over-year local currency sales growth of 22.1% and 16.9%, respectively.  The number of active Associates in the region increased 3.5% as a result of strong Associate and Preferred Customer growth in Canada and Mexico.

Quarterly Income Statement Discussion

Gross margins declined 30 basis points year-over-year, due in large part to unfavorable changes in currency exchange rates.  This impact was partially offset by a favorable change in our market sales mix as well as modest price increases introduced during the first quarter.

Associate incentives expense for the quarter decreased 150 basis points year-over-year to 44.7% of net sales.  The decrease in Associate Incentives expense as a percentage of net sales was due primarily to the short-term incentive that the Company offered during the first quarter of 2015, but did not offer again in first quarter of 2016.

Selling, general and administrative expense was 23.6% of net sales, an increase of 90 basis points compared to the prior year period.  The increase in selling, general and administrative expense, on an absolute basis, was due to (i) increased equity compensation expense, which in part can be attributed to the Company’s early adoption of the previously mentioned accounting standard, (ii) higher expenses related to our growth in China, and (iii) our investments in infrastructure and product innovation. Additionally, a stronger U.S. dollar negatively impacted SG&A by 60 basis points, on a comparative basis.

The effective tax rate declined 190 basis points year-over-year, due to the Company’s early adoption of the previously mentioned accounting standard.

Outlook

We are reiterating our previously issued guidance for fiscal year 2016, which projects:

  Consolidated net sales between $1.02 billion and $1.05 billion
  Earnings per share between $7.60 and $8.15

Our outlook reflects the ongoing strength of our underlying business and the necessary investments that we communicated at the beginning of the year.  These investments, which are essential to achieving USANA’s current and long term growth objectives, include:

  Investment to support new product offerings and launches in 2016 and 2017;
  Increased research and development investment to drive future product and technology innovation;
  Investment in information technology systems and infrastructure to support our growing customer base and to further improve the experience of doing business with USANA around the world; and
  Continued investment in Mainland China to support and train a growing Associate base, shift production to a new manufacturing facility, and enhance other infrastructure and operations throughout this key market.

We remain confident in the strength of our business around the world and the growth strategies we are executing. We expect to deliver another year of record results in 2016.

Dave Wentz
Co-CEO

Kevin Guest
Co-CEO

Paul Jones
Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2016.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact Patrique Richards 801-954-7961 Investor.relations@us.usana.com	Media Contact Dan Macuga 801-954-7280 Public Relations